Exhibit 107

Calculation of Filing Fee Table

Form S-1

Third Harmonic Bio, Inc.

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	—	—	$150,000,000	$0.0000927	$13,905

Total Offering Amounts				—	$150,000,000	—	$13,905

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$13,905

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)

Includes up to an additional 15% of the aggregate offering price to cover the underwriters’ option to purchase securities to cover over-allotments, if any. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution as a result of share splits, share dividends, dividends or other distributions, reclassifications, or similar transactions.